Exhibit 5.1

November 2, 2009

iShares Diversified Alternatives Trust

c/o Barclays Global Investors International, Inc.

400 Howard Street

San Francisco, California 94105

Re: iShares Diversified Alternatives Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel to iShares Diversified Alternatives Trust (the “Trust”), a Delaware statutory trust, in connection with the matters set forth herein. This opinion is being delivered to you at your request.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)	The Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 30, 2009 (the “Certificate of Trust”);

(b)	The Trust Agreement of the Trust, dated as of July 30, 2009, among iShares Delaware Trust Sponsor LLC, a Delaware limited liability company, as sponsor, Barclays Global Investors, N.A., a national banking association, as trustee (the “Trustee”), and Wilmington Trust Company, a Delaware banking corporation, as Delaware trustee (the “Delaware Trustee”) of the Trust as amended and restated by the First Amended and Restated Trust Agreement, dated as of September 24, 2009 (as so amended and restated, the “Trust Agreement”);

(c)	The Pre-Effective Amendment No. 6 to the Registration Statement on Form S-1, to be filed by the Trust with the Securities and Exchange Commission (the “Registration Statement”), including a prospectus (the “Prospectus”) relating to units of beneficial interests in the Trust (collectively, the “Shares”); and

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iShares Diversified Alternatives Trust

November 2, 2009

(d)	A Certificate of Good Standing for the Trust, dated November 2, 2009, obtained from the Secretary of State.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trustee. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures. Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, the Trust Agreement.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein below, it is our opinion that:

1. The Trust has been duly formed and is validly existing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”).

2. The Shares to be issued by the Trust will be validly issued and, subject to the qualifications set forth herein, fully paid and nonassessable beneficial interests in the Trust, as to which the Registered Owners, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A. We are admitted to practice law in the State of Delaware, and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware (excluding securities laws) currently in effect. We have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws or rules and regulations thereunder.

B. We have assumed (i) that the Trust Agreement and the Certificate of Trust have not been amended and the Trust Agreement will be in full force and effect when the Shares are issued by the Trust, (ii) except to the extent set forth in paragraph 1 above, the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents examined by us (other than the Trust) under the laws of the jurisdiction governing its creation, formation or organization, (iii) the legal capacity of each natural person who is a party to the documents examined by us, (iv) that each of the parties to the documents examined by us (other than the Trust) has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us (other than the Trust) has duly authorized, executed and delivered such documents, (vi) the due submission to the Trustee of a Delivery and Purchase Order by each Authorized Participant; (vii) the due acceptance by the Trustee of each

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November 2, 2009

Delivery and Purchase Order and the due execution, delivery and authentication in accordance with the Trust Agreement of Certificates evidencing the Shares relating thereto to the Authorized Participants; (viii) the payment to the Trust of the full consideration due it for the Shares issued by it; and (x) the Shares will be offered and sold as described in the Registration Statement and the Trust Agreement.

C. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

D. We note that a Registered Owner may be required to make certain payments provided for in the Trust Agreement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ RICHARDS, LAYTON & FINGER, P.A.

DKD/JWP